Exhibit 5


             [letterhead of Mottern, Fisher & Rosenthal, P.C.]


                            March 25, 1999

WasteMasters, Inc.
1117 Perimeter Center West
Suite 500 East
Atlanta, Georgia

Ladies and Gentlemen:

      You have requested my opinion as counsel for WasteMasters, Inc., a Maryland corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, and the Rules and Regulations promulgated thereunder, and the issuance by the Company of up to 10,000,000 shares of Common Stock, issuable under the 1999 Employee, Consultant and Advisor Stock Compensation Plan of the Company.

     I have examined the Company's Registration Statement on Form S-8 as filed with the Securities and Exchange Commission on or about February 23, 1999 (the "Registration Statement"), and the form of amendment to be filed with the Securities and Exchange Commission on or about March 25, 1999. I further have examined the Certificate of Incorporation, as amended, of the Company as filed with the Secretary of State of the State of Maryland, the By-laws, and the minute books of the Company as a basis for the opinion hereafter expressed.

     Based on the foregoing examination, I am of the opinion that, upon issuance in the manner described in the Registration Statement, the shares of Common Stock covered by the Registration Statement will be legally issued, fully paid and nonassessable shares of the capital stock of the Company.

     I consent to the filing of this opinion as an exhibit to the Registration Statement.

                           Very truly yours,

                           /s/Robert J. Mottern

                           Mottern, Fisher & Rosenthal, P.C.